Exhibit 99.1

TrueCar to Be Acquired by Founder-Led Strategic and Financial Investor Group in All-Cash Go-Private Transaction

TrueCar Stockholders to Receive $2.55 per Share in Cash; the Equity Value of the Transaction is Approximately $227 Million

TrueCar Founder Scott Painter to Return as the Company’s Leader Post-Close

Acquisition Focused on Providing Members of Partner Organizations, Including Military and Credit Unions, Greater Transparency and Value with TrueCar’s National Network of Certified Dealers

Santa Monica, Calif. (Oct. 15, 2025) – TrueCar, Inc. (NASDAQ: TRUE), one of the most recognized and trusted automotive digital marketplace brands, today announced it has entered into a definitive agreement pursuant to which Fair Holdings, Inc. (“Fair Holdings”), an entity led by TrueCar founder Scott Painter, will acquire the Company in an all-cash, go-private transaction at $2.55 per share, or an equity value of approximately $227 million based on current basic shares outstanding.

Fair Holdings, Inc. has informed the Company that it is negotiating with various financial and strategic investors to syndicate the financing of this transaction with equity investments. This group is expected to comprise seasoned leaders and institutions across automotive retail, finance, and technology (the “Syndicate”), which are integral to Fair Holdings’ operating plan and bring the expertise to scale TrueCar’s business. The proposed Syndicate is expected to reflect a unique blend of dealer, data, fintech, and mobility experience partners, united around a shared commitment to supporting TrueCar as the most transparent and trusted platform in auto retail.

“Through this transaction, we are pleased to deliver compelling value to TrueCar stockholders,” said Barbara Carbone, Chair of the TrueCar Board of Directors. “The Board unanimously approved this transaction after a thorough and careful evaluation of potential value creation opportunities, and we are confident it is in the best interest of TrueCar stockholders and other stakeholders.”

Jantoon Reigersman, Chief Executive Officer of TrueCar, said, “This transaction is a win-win for TrueCar, our investors, our affinity partner network, Certified Dealers and car buyers. The proposed Syndicate would bring deep operational experience, industry insight, and long-term commitment to innovation, which should help TrueCar in its next chapter. Today’s announcement is possible because of the hard work and dedication of our talented team, and I am confident the outstanding employees of TrueCar will continue to drive the Company’s success.”

Upon completion of the transaction, Scott Painter will return as Chief Executive Officer, with a relentless focus on achieving profitable growth, innovation, and renewed alignment with the automotive industry.

“Our decision to acquire TrueCar is driven by the strength of its network of 8,500 franchised and independent dealers, many of whom are among the most forward-thinking in the country,” said Painter. “These are dealers who know how to leverage technology, upfront pricing, and customer trust to serve buyers. I’ve always believed that partnerships and brand alignment are central to creating value for both dealers and customers, and this principle has long been at the heart of TrueCar’s offerings.”

“TrueCar was created to add value and transparency to the car shopping experience, and that mission remains central to our plan,” continued Painter. “The Syndicate that we are assembling would combine the best of the retail automotive, finance, and technology worlds. Together, we intend to bring capital, operating expertise, and a shared conviction in TrueCar’s future as a trusted platform that serves both consumers and dealers with fairness and transparency.”

TrueCar has always partnered with revered brands that connect relevant in-market car shoppers to a trusted network of dealers committed to transparency and innovation to deliver an exceptional customer experience.

Transaction Details

The transaction was unanimously approved by the TrueCar Board of Directors following the conclusion of an extensive strategic review process initiated in late 2024, which included discussions with a number of potential strategic and financial counterparties. The strategic process was overseen by TrueCar’s Board of Directors with the assistance of TrueCar’s external advisors.

The transaction is expected to close in the fourth quarter of 2025 or early 2026 and includes a standard 30-day “go-shop” period expiring at 11:59 p.m. Pacific Time on November 13, 2025. Completion of the transaction is subject to approval by TrueCar stockholders, receipt of regulatory approvals, if necessary, and satisfaction of customary closing conditions. Upon completion of the transaction, TrueCar’s shares will no longer trade on the Nasdaq Global Select Market.

The transaction is being financed by a combination of an equity commitment from an affiliate of a large, innovative dealer group and cash on the Company’s balance sheet. As noted above, the parties intend to raise additional capital from the Syndicate to finance a portion of the purchase price prior to closing. The buyer has agreed to pay a reverse termination fee to TrueCar if it fails to complete the transaction and in other customary circumstances, and the Company’s other enforcement rights are subject to the receipt of an additional $60 million in financing commitments by the Syndicate. However, there can be no assurance that this additional financing will be secured.

TrueCar’s largest collective stockholder, Caledonia (Private) Investments Pty Limited and Caledonia US, LP, has committed to vote in favor of the transaction.

Advisors

Morgan Stanley & Co. LLC is acting as exclusive financial advisor and Alston & Bird LLP is acting as lead legal counsel to TrueCar. Joele Frank, Wilkinson Brimmer Katcher served as strategic communications advisor.

B. Riley Securities, Inc. is acting as financial advisor and Perkins Coie LLP is acting as legal counsel to Fair Holdings, Inc.

Additional Information and Where to Find It

In connection with the proposed transaction between TrueCar, Inc (the “Company”) and Fair Holdings, the Company will file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A relating to its special meeting of stockholders, which will be mailed to the Company’s stockholders. The Company may file or furnish other documents with the SEC regarding the proposed transaction. INVESTORS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED BY THE COMPANY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, FAIR HOLDINGS AND THE PROPOSED TRANSACTION.

Stockholders may obtain free copies of the proxy statement (when available) and other documents the Company files with the SEC from the SEC’s website at www.sec.gov or through the Investors portion of the Company’s website at https://ir.truecar.com under the link “Financials” and then under the link “SEC Filings” or by contacting the Company’s Investor Relations team by e-mail at investors@truecar.com.

Participants in the Solicitation

The Company and its directors, executive officers, certain other members of management and certain employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information regarding the Company’s directors and executive officers is contained in the Company’s definitive proxy statement for its 2025 annual meeting of stockholders filed with the SEC on April 8, 2025 under the sections entitled “Executive Officers, Directors and Corporate Governance,” “Security Ownership of Certain Beneficial Owners and Management” and “Compensation Discussion and Analysis.” To the extent that holdings of the Company’s securities have changed since the amounts set forth in the Company’s proxy statement for its 2025 annual meeting of stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Other information regarding the participants in the proxy solicitation and a description of their interests will be contained in the proxy statement and other relevant materials to be filed with the SEC relating to the proposed transaction. These documents can be obtained (when available) free of charge from the sources indicated above.

Cautionary Note Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, such as statements regarding the Company’s expectations, intentions or strategies regarding the future. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “accelerate,” “aim,” “ambition,” “anticipate,” “approximate,” “aspire,” “assume,” “believe,” “can,” “continue,” “could,” “create,” “enable,” “estimate,” “expect,” “extend,” “forecast,” “future,” “goal,” “guidance,” “intend,” “long-term,” “may,” “model,” “ongoing,” “opportunity,” “outlook,” “plan,” “position,” “possible,” “potential,” “predict,” “preliminary,” “project,” “seek,” “should,” “strive,” “target,” “transform,” “trend,” “vision,” “will,” “would,” and variations of these terms or other similar expressions, although not all forward-looking statements contain these words. Such statements include, but are not limited to, statements regarding the proposed transactions, the Company’s ability to consummate the proposed transactions on the expected timeline or at all, the anticipated benefits of the proposed transactions, and the terms and the impact of the proposed transactions on the Company’s future business, results of operations and financial condition and the sources and scope of the expected financing in connection with the proposed transaction. Forward-looking statements are based on current estimates, assumptions and beliefs and are subject to known and unknown risks and uncertainties, many of which are beyond the Company’s control, that may cause actual results to vary materially from those indicated by such forward-looking statements. Such risks and uncertainties include, but are not limited to: (i) the risk that the proposed transactions may not be completed in a timely manner or at all; (ii) the ability of the Investor and Fair Holdings to obtain the additional financing in connection with the proposed transaction; (iii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the receipt of certain regulatory approvals (if required) and stockholder approval; (iv) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the transaction agreements, including in circumstances requiring the Company to pay a termination fee; (v) the effect of the announcement or pendency of the proposed transaction on the Company’s business relationships, operating results and business generally; (vi) the risk that the proposed transaction disrupts the Company’s current plans and operations; (vii) the Company’s ability to retain and hire key personnel and maintain relationships with key business partners and customers, and others with whom it does business; (viii) risks related to diverting management’s attention from the Company’s ongoing business operations; (ix) significant or unexpected costs, charges or expenses resulting from the proposed transaction; (x) potential litigation relating to the proposed transactions that could be instituted against the parties to the transaction agreements or their respective directors, managers or officers, including the effects of any outcomes related thereto; (xi) uncertainties related to the continued availability of capital and financing; (xii) certain restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (xiii) uncertainty as to timing of completion of the proposed transaction; (xiv) the Company’s ability to solicit an alternative transaction during the “Go-Shop” period; (xv) the impact of adverse general and industry-specific economic and market conditions; and (xvi) other risks described in the Company’s filings with the SEC, including under the heading “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2024, and any Quarterly Report on Form 10-Q or Current Report on Form 8-K that contain updates thereto. Forward looking statements included herein are made only as of the date hereof and the Company does not undertake any obligation to update any forward looking statements as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.

About TrueCar

TrueCar is a leading automotive digital marketplace that lets auto buyers and sellers connect to its nationwide network of Certified Dealers. With access to an expansive inventory provided by its Certified Dealers, TrueCar is building the industry's most personalized and efficient auto shopping experience as it seeks to bring more of the process online. Consumers who visit its marketplace will find a suite of vehicle discovery tools, price ratings and market context on new, used and Certified Pre-Owned vehicles. When they are ready, shoppers in TrueCar's marketplace can connect with a Certified Dealer in its network, who shares the belief that truth, transparency and fairness are the foundation of a great auto shopping experience. As part of its marketplace, TrueCar powers auto-buying programs for over 250 leading brands, including Sam's Club, AAA and Navy Federal Credit Union.

About Scott Painter and Fair Holdings, Inc.

Fair Holdings, Inc. is Scott Painter’s holding company. Painter is a serial entrepreneur and the founder of TrueCar, Inc. He is widely recognized as a pioneer in automotive digital retail and finance innovation, having launched companies including CarsDirect, TrueCar, and Fair. Painter is also the Founder & CEO of Autonomy and Autonomy Data Services (ADS), which owns and operates the largest nationwide fleet of electric vehicles available via subscription.

Investor Relations Contacts

investors@TrueCar.com

Media Contacts

TrueCar

Andrew Siegel / Melissa Johnson / Lyle Weston

Joele Frank

truecar-jf@joelefrank.com

Scott Painter and Fair Holdings, Inc.

Stacy Morris

Futurista Communications

+1 310-415-9188

stacy.morris@futuristacommunications.com